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                  CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

     THIS AGREEMENT is made and effective as of November 19, 1998, by and between National Medical Health Card Systems, Inc., its subsidiaries and affiliates ("Health Card") and John Ciufo ("Ciufo"). The parties acknowledge the following facts:

A. Health Card and Ciufo are desirous to engage in a possible relationship between the parties which may require an examination by Ciufo of Health Card and its business undertakings (the "Project"); and

B. In order to proceed with the Project, Health Card may disclose to Ciufo certain Proprietary Information (as such term is hereinafter defined).

     In consideration of the above promises and the covenants hereinafter set forth, the parties agree as follows:

1. a. "Proprietary Information" means information including, but not limited to clients, pricing and information which is related to the business of Health Card from which Health Card (1) derives economic value, actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts by Health Card that are reasonable under the circumstances to maintain its secrecy, including without limitation (i) with respect to information which has been reduced to tangible form, marking such information clearly and conspicuously with a legend identifying its confidential or proprietary nature; (ii) with respect to any oral presentation or communication, denominating such information as confidential immediately before, during or after such oral presentation or communication; or (iii) otherwise treating such information as confidential. Assuming the criteria in clauses (1) and (2) above are met, Proprietary Information includes, but is not limited to technical and nontechnical information and data related to the formulas, patterns, designs, compilations, programs, inventions, methods, techniques, drawings, processes, finances, actual or potential customers and suppliers, research, development, existing and future products, and employees of Health Card. Proprietary Information also includes information which has been disclosed to Health Card by a third party, which Health Card is obligated to treat as confidential.

     b. Proprietary Information does not include any information which (1) is already known to Ciufo at the time it is disclosed to Ciufo by Health Card, provided that such information has been rightfully received by Ciufo from a third party without restriction on disclosure and without breach of an obligation of confidentiality running directly or indirectly to Health Card; (2) is disclosed by Ciufo pursuant to a requirement of a governmental agency or is required to be disclosed by operation of law; provided, however, that Ciufo shall first have given written notice of such required disclosure to Health Card to allow Health Card to seek to protect the confidentiality of the information required to be disclosed; or (3) before being divulged by Ciufo (i) has become generally known to the public through no wrongful act of Ciufo (ii) has been rightfully received by Ciufo from a third party without restriction on disclosure and without breach of an obligation of confidentiality running directly or indirectly to Health Card; (iii) has been approved for release to the general public by written authorization of Health Card; (iv) has been independently developed by Ciufo without use, directly or indirectly, of the Proprietary Information; or (v) has been furnished to a third party by Health Card without restrictions on the third party's right to disclose the information.

2. Ciufo (a) must receive and hold the Proprietary Information in trust and in strictest confidence; (b) must protect the Proprietary Information from disclosure and in no event take any action causing, or failing to take reasonable action necessary in order to prevent, any Proprietary Information disclosed to Ciufo to lose its character as Proprietary Information; and (c) must not use, duplicate, reproduce, distribute, disclose or otherwise disseminate the Proprietary Information except to perform the Project. Any and all reproductions of the Proprietary Information must prominently contain a confidentiality legend.

3. Disclosures of the Proprietary Information may be made only to employees, agents, associates or independent contractors of Ciufo (a) who are directly involved in the Project and have a specific need to know such information; and
(b) whom Ciufo has obligated to hold the Proprietary Information in trust and in strictest confidence.

4. This Agreement and the rights and obligations of the parties under this Agreement may be assigned only upon the prior written approval of the parties. The rights and obligations of the parties will inure to the benefit of, will be binding upon and will be enforceable by the parties and their lawful successors




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and representatives.

5. No modification of this Agreement or waiver of any of its terms will be effective unless set forth in a writing signed by the party against whom it is sought to be enforced.

6. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

7. Ciufo acknowledges and agrees that, in the event of any breach or threatened breach of any provision of this agreement, Health Card may be without an adequate remedy at law and, accordingly, shall be entitled to enforce such provision by temporary or permanent injunctive or mandatory relief obtained in an action or proceeding instituted in any court of competent jurisdiction without the necessity of proving damages and without prejudice to any other rights or remedies which it may have at law or in equity. Ciufo hereby agrees to the jurisdiction of all federal and state courts within the state of the defending party in connection with any matter relating to this Agreement. Ciufo further agrees that service of process may be made, in addition to all other methods permitted by law, by Certified Mail, Return Receipt Requested, sent to the address set forth below.

8. Any notices to the parties pursuant to the terms of this Agreement shall be hand delivered or mailed by Certified Mail, Return Receipt Requested, or overnight courier as follows:

If to Ciufo:

John Ciufo
20750 Vincent Drive
Brookfield, WI  53045

Telephone Number - 414-797-8593

If to Health Card, at:

National Medical Health Card Systems, Inc.
26 Harbor Park Drive
Port Washington, NY 11050

Attention: Bert E. Brodsky, President

Telephone Number:          (516) 484-4400
Telecopier Number:         (516) 484-6084

9. All Proprietary Information furnished by Health Card to Ciufo is considered loaned for use solely in connection with the Project, and shall be returned by Ciufo to Health Card upon request by Health Card. Ciufo shall certify that it has destroyed or returned all copies of the Proprietary Information in its possession.

10. The term of this Agreement shall be from the date first above written until the earlier of (i) three (3) years after disclosure of Proprietary Information to Ciufo or (ii) written consent from Health Card that the Proprietary Information no longer needs to be treated as proprietary in accordance with this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date and year first above written.

                                     NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
                                     By:




                                     Bert E. Brodsky, President